Exhibit 99.1

Press Contact:	Nicole Anderson
Ciena Corporation
(877)-857-7377
pr@ciena.com

Investor Contact:	Lisa Jackson
Ciena Corporation
888-243-6223
ir@ciena.com
FOR IMMEDIATE RELEASE
James Frodsham to Assume Integration Responsibilities for Ciena
Arthur Smith to step down
LINTHICUM, Md. – July 8, 2010 – Ciena® Corporation (NASDAQ: CIEN), the network specialist, today announced that, effective August 1, 2010, James Frodsham, Senior Vice President and Chief Strategy Officer, will assume responsibility for the company’s ongoing integration of the acquired optical and Carrier Ethernet assets of Nortel*’s Metro Ethernet Networks (MEN) business. Frodsham led the deal team for the acquisition, and has since remained central to integration planning and execution. The company also announced that Arthur D. Smith, Ph.D., Senior Vice President and Chief Integration Officer, has resigned effective July 31, 2010, as contemplated by the terms of a previously-disclosed agreement.
“Our integration activities are proceeding well and remain on track. As Chief Integration Officer, Arthur made significant contributions toward designing and implementing our integration strategy for the Nortel MEN assets, and ensuring the resources are in place to continue to execute with speed and clarity,” said Gary Smith, Ciena’s President and CEO. “I’d like to thank Arthur for his more than 13 years of service to the company. He has long been a valued member of the Ciena management team in a variety of roles, including operations, engineering and customer support.”
Smith continued, “As the leader of Ciena’s strategic planning and corporate development activities, James has the extensive experience and knowledge of Ciena required to ensure the continued success of the integration.”
Frodsham has more than 20 years of experience in the communications equipment industry. He joined Ciena in 2004, and previously spent more than 10 years in senior level positions with Nortel.
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About Ciena

Ciena specializes in practical network transition. We offer leading network infrastructure solutions, intelligent software and a comprehensive services practice to help our customers use their networks to fundamentally change the way they compete. With a global presence, Ciena leverages its heritage of practical innovation to deliver maximum performance and economic value in communications networks worldwide. We routinely post recent news, financial results and other important announcements and information about Ciena on our website. For more information, visit www.ciena.com.
Note to Investors
Forward Looking Statements: This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-Q, which Ciena filed with the Securities and Exchange Commission on June 10, 2010. Forward-looking statements include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.
*‘Nortel’ is a trademark of Nortel Networks, used under license by Ciena.